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Exhibit 21

List of Principal Subsidiaries of Inamed Corp.

Subsidiary	Country	State
AEI, Inc.	US	Delaware
Bioenterics Corporation	US	California
Collagen KK	Japan
Collagen Aesthetics (UK) Limited	UK
Collagen Aesthetics Australia Pty. Ltd.	Australia
Collagen Aesthetics GmbH	Germany
Collagen Aesthetics Iberica SA	Spain
Collagen Aesthetics SRL	Italy
Inamed Aesthetics GmbH	Germany
Inamed Aesthetics Limited	UK
Inamed Aesthetics SA	Spain
Inamed Canada Inc.	Canada
Inamed International Corp.	US	Delaware
Inamed Medical Products Corporation	US	California
Inamed SRL	Italy
McGhan Limited	Ireland
McGhan Medical BV	The Netherlands
McGhan Medical SARL	France
McGhan Médico SA	Costa Rica

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  Exhibit 21